Exhibit 10.1

Spartan Motors, Inc. (SMI)

LEADERSHIP TEAM COMPENSATION Plan

A.	OVERALL

Philosophy

Spartan Motors’ Leadership Team compensation plan aims to provide competitive levels of compensation and incentives to drive strong long-term financial performance, maximize Company’s market valuation, and provide for the long-term interests of its stakeholders.

Objectives of the Plan

The plan is designed to achieve the following objectives:

1.	Attract and retain qualified management
2.	Align the interests of management with those of shareholders to encourage achievement of continuing sustainable increases in shareholder value
3.	Align management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals
4.	Reward excellent corporate performance
5.	Recognize individual and team initiatives and achievements

Compensation

Compensation is comprised of three components: base salary, annual cash-based incentive (AIC), and long-term equity-based incentive (LTIC). Base salary is a fundamental component of the Company's compensation system, and competitive salary levels are necessary to attract and retain well-qualified executives. Base salaries are determined by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent. The review process includes a comparison of base salaries for comparable positions at companies of similar type, size, and financial performance. Base salaries are established at levels comparable to market-median ranges. Performance reviews and base salary reviews are both done on an annual basis

In addition, there are equity holding guidelines for the Leadership Team members. The compensation plan is established by the full Board after consideration of input from external sources and is reviewed annually.

Approach

Spartan Motors believes that leadership team financial compensation should track with the company’s overall financial performance. Compensation should be structured to be proportionately generous in periods when leadership’s performance is deemed to be superior. Since Spartan Motors’ shareholders have historically viewed Spartan as a “value” stock, it is essential that the financial interest of the Leadership Team be based on a comparable view.

Leadership Team Tiers

Unclassified	CEO
Tier 1	CFO, COO, BU Presidents, Corp. Vice Presidents, General Counsel
Tier 2	Vice-Presidents
Tier 3	Directors or other key high level positions
Tier 4	Key manager positions

Eligibility

The following positions are eligible for participation in the Plan:

Leadership Team (“LT”) includes the CEO and Tiers 1 - 4

Participation in one year does not guarantee participation in subsequent years. Due to the varying nature of certain positions between business units, inclusion of a position at one organization will not necessarily mean a similarly titled position at another unit would be included in the Plan.

All proposed changes in eligibility and structure for the CEO and LT tier 1 must be approved by the Compensation Committee of the Spartan Board of Directors (“Comp Committee”). All proposed changes in eligibility and structure for the LT tiers 2 - 4 will be made and approved by the CEO, with oversight by the Comp Committee.

Effective Date

This Plan is effective upon approval of the Board of Directors of Spartan (“Board”) and will continue indefinitely at the discretion of the Board.

Plan Administration

The CEO is responsible for the ongoing administration of the Plan. The Comp Committee shall annually review both the provisions of the Plan and review payouts hereunder to confirm that the payments are in compliance with the plan document.

B.	AIC PLAN

Overview of AIC Plan Structure

The Plan rewards Participants based upon achievement of the top priorities for business performance which can include key metrics. Each year the CEO will revise the metrics and weightings based upon current business conditions and attain approval from the Comp Committee around the framework. Tier 1 participants will have additional criteria based upon results of top priorities. Annually the Compensation Committee will approve the metrics and determine the appropriate weightings between these two elements.

The Participant’s annual incentive earned is calculated by multiplying the Participant’s current Annual Salary by their bonus percentage (see 2 below) then multiplied by the X- Multiple (see 3 below).

1.

Annual Salary. The current annual salary is calculated as the weekly salary in effect on January 1st of the performance year times 52 weeks. If the Participant has changed roles during the performance year, the salary will be pro-rated.

2.	Bonus Percentage. Each Participant is assigned a “Bonus Percentage” based on his or her level within the Plan.

CEO	80%
Tier 1	55%
Tier 2	40%
Tier 3	30%
Tier 4	20%

A Participant is included in one of the levels above upon the recommendation of both the CEO and the approval of Comp Committee. The Comp Committee will annually approve the final bonus percentage for the CEO and Tier 1.

3.	Target Bonus. Annual salary * Bonus Percentage = Target Bonus or 1x

4.

X-Multiple. Annually the CEO will present to the Board the Annual Plan for the next year. This Plan and other market factors will be the basis for determining“1x”. In theory, payment of “2X” would occur when plan was demonstrably exceeded. The Target Bonus can be increased or decreased based upon achieving varying levels of performance over the Plan. The “Threshold”, “Target” and “Exceeding Target” levels (as measured against plan) are as follows:

0x =	50% payout of Target Bonus
1x =	100% payout of Target Bonus
2x =	200% payout of Target Bonus

Annually the CEO will propose and Compensation Committee will evaluate and establish, based upon the current key metric, the incremental improvements required to attain an incremental X-Multiple (i.e. going from “0x” to “1x to “2x”). The “0x”, “1x”, and “2x”, targets for each metric within a target matrix will be published by the CEO.

The X-Factor Multiple can be a fractional value based upon pro-rating results within the target matrix. The X-Factor multiple is computed to one decimal.

There will be no AIC award for SET participants in the event that Spartan loses money. The Comp Committee will have oversight of the plan and can make adjustments they deem appropriate.

AIC Payout

Should Annual Incentive Bonuses be earned, they will become vested and will be paid to all Participants employed by the Company at the time of payment subject to the section below Death, Disability, Retirement, and Changes in Control. Payment shall be made no later than March 10th of the year following the end of the performance year. Although the Plan is designed to be cash based, the Comp Committee retains the discretion to pay the annual payout in an equivalent amount of Company stock based on the closing value of the Company stock on the payout date, if business conditions warrant. The amount of the annual payout is one-hundred percent (100%) of the Annual Incentive Bonus earned for the current performance year.

Treatment of New Associates

An eligible associate who joins the Company during a performance period may be included in the Plan as a Participant by the decision of the CEO and approval of the Comp Committee.

The new Participant will be entitled to a pro-rated share of an annual bonus. The pro-rated bonus will be calculated as the Participant’s Bonus Percentage (2 above) times the X-Multiple (4 above) times the Participant’s current pro-rated salary. The current pro-rated salary is calculated as the weekly salary in effect on the date of hire of the performance year times the number of weeks the Participant was a member of the Plan. If a Participant is hired mid-week, a full week will be credited for the partial week.

Acquisitions/Disposals

If during the Plan year an acquisition or disposal of a business unit occurs, the Compensation Committee will determine and remove the effect from the consolidated results in determining the X-Factor Multiple.

Terminations and Vesting of Deferred Balances

In the event a Participant has a termination of employment (either voluntarily or involuntarily) which meets the requirements of a “Separation From Service,” as that term is defined under Section 409A of the Internal Revenue Code, with SMI during any performance year, for reason other than death, disability, retirement, or a change in control (as described in “Death, Disability, Retirement, and Changes in Control below), the Participant will not earn an Annual Incentive Bonus for that year or any portion of an Annual Incentive Bonus.

Death, Disability, Retirement, and Changes in Control

Upon the first to occur of the following events:

1.	a Participant dies,
2.

a Participant becomes disabled (meaning the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering associates of the Company),

3.	a Participant retires, (meaning the Participant’s voluntary Separation From Service after either age 62 or age 60 with 10 years of service, as determined under the Company’s Retirement Plan), or

The Participant will receive the following payments:

A pro-rated Annual Incentive Bonus for the year in which the event occurs. The pro-rated bonus will be calculated as the Participant’s Target Bonus percentage (2 above) times the X-Factor Multiple (3 above) times the Participant’s current prorated salary. The current pro-rated salary is calculated as the weekly salary in effect on the date of the event times the number of weeks the Participant was a member of the Plan at the Company prior to the event. If event occurs mid-week, a full week will be credited for the partial week; and

Payment of the pro-rated Annual Incentive Bonus will be made at the next regularly scheduled date for the payment of incentive bonuses.

Changes in Control

1.	a change in control of the Company (defined as acquisition by a purchaser of more than 50 percent of the Company’s stock or substantially all the assets of the Company);
2.

upon a change in control, the CEO will receive a severance of 3X multiple of their annual base salary + bonus to be paid in biweekly installment, with the first payment to be made on the first Friday after the event

3.

upon a change in control, Section 16 and Named Executive Officers (NEO’s) will receive a severance of 18 months (1.5x multiple) of their base salary + bonus to be paid in biweekly installment, with the first payment to be made on the first Friday after the event

4.	upon a change in control, the CEO will receive benefits continuation for a period of 24 months (company paid COBRA premiums under the Company health plan).
5.	upon a change in control, the Section 16 Officers and NEO’s will receive benefits continuation for a period of 18 months (company paid COBRA premiums under the Company health plan.
6.

upon a change of control the CEO and Sec. 16 Officers and NEO’s will be subject to double-trigger vesting whereby the executive must be terminated* following the change-in-control for vesting of equity under the LTIC portion of the Plan, and severance to be paid.

*Termination to include the following: involuntary separation; more than 5% change in pay (“demotion”); change in title or lessened responsibilities (“demotion”); or transferring job location by a distance greater than 50 miles.

Delay in Payment to Specified Employee

For any payment due under this Plan to a “Specified Employee” as defined by Section 409A of the Internal Revenue Code, where such payment is not permitted to be made by Section 409A on the payment date, then no payment under this Plan may be paid before the date that is six months after the Participant’s Separation from Service. The payment to which the Participant would otherwise have been entitled during that six months will be paid on the first regular Friday payroll date after six months following the Participant’s Separation from Service. Any payments that are not permitted to be paid under this section shall be paid in a lump sum included with the first payment after the six month time period.

Time of Payment

Funding

The Plan is an unfunded, nonqualified deferred compensation plan. Monies that become due to Participants are unsecured obligations of the Company.

Withholding

The Company has the right to withhold and deduct from a Participant’s payments, including payments made in the form of Company stock, or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to a Participant’s payments pursuant to this plan.

Amendment and Termination of the Plan

The Plan may be amended or terminated at any time and without prior notice at the sole discretion of the Board of Directors of Spartan Motors, Inc. as permitted by IRS Section 409A.

C.	LTIC PLAN

Overview of LTIC Plan Structure

2015 and 2016	–	100% time vesting restricted stock units (RSU’s)
Effective 2017	–	60% time vested RSU’s
40% performance based (PSU’s)

The Plan rewards participants based upon achievement of long-term financial performance. Financial performance is measured by three metrics:

●	TSR (Total Shareholder Return)
●	SMI results (EPS and cash conversion cycle)
●	Established strategic objectives (MBOs)

The combined performance of these three metrics will used to calculate the LTIC multiple.

The Participant’s annual LTIC earned is calculated by multiplying the Participant’s current Annual Salary by their Target Bonus (see 2 below) then multiplied by the LTIC multiple (see 3 below).

1.

Annual Salary. The current annual salary is calculated as the weekly salary in effect on January 1st of the performance year times 52 weeks. If the Participant has changed roles during the performance year, the salary will be pro-rated.

2.

Target Bonus. Each Participant is assigned a “Target Bonus” based on his or her level within the Plan. The Target Bonus is determined each year by multiplying the Participant’s current annual salary (as calculated above) by the following guideline percentages. The Comp Committee will annually approve the final 1X target percentage for Tier 1 that is expected to fall within the below range.

CEO	75%
Tier 1	60%
Tier 2	30%
Tier 3	15%
Tier 4	N/A

A Participant is included in one of the levels above upon the recommendation of both the CEO, and in the case of Tier 1 must also seek the approval of Comp Committee.

3.	LTIC Multiple. The LTIC Multiple can range from 0% thru 100% (referred to as “0X” thru “1.0X”).

TSR Metric: Up to one half of the annual incentive is based on performance relative to a TSR metric. The TSR metric is a comparison of Spartan Motors’ TSR to a peer group of companies in similar industries for the previous 12 months. The CEO will provide the data, the appropriate analysis and make a recommendation as to the Company’s performance relative to the peer group. The Comp Committee will make the final determination as to the appropriate score. The proposal for 2015 is as follows (measured in relative ranking in utilizing an index):

>20% within peer group	=	50% target shares
>30% within peer group	=	75% target shares
>40% within peer group	=	100% target shares

The data is computed by Zacks Investment Research on a quarterly basis. The TSR is calculated using the change in share price since the start of the measurement period, along with dividends paid. The calculation assumes that dividends are reinvested and also adjusts for stock splits.

Strategic Objectives Metric: Up to one-half of the long-term incentive is based on achievement of established strategic objectives. On an annual basis the CEO will propose to the Comp Committee the strategic objectives (and measurement metrics) based upon priorities discussed and derived during the Annual Plan process. Unless specifically weighted differently by the Board, each of the objectives will be equally weighted.

SMI Financial Results: Up to one half of the long-term incentive is based on achievement of established financial metrics (e.g. EPS, operating income, cash conversion cycle, etc.). On an annual basis the CEO will propose to the Comp Committee the financial metrics (and measurement metrics) based upon priorities discussed and derived during the Annual Plan process. Unless specifically weighted differently by the Board, each of the objectives will be equally weighted. The proposal for 2015 is as follows:

40% SMI Financial Results – comprised of 75% EPS and 25% Cash Conversion

All grants will be made under the guidance of the Company’s stock plan. Vesting of all grants will be determined by the Human Resources and Compensation Committee at the time of the grant. Distribution of the LTIC awards shall be in accordance with the Company’s stock plan.

D.	General

The Human Resources and Compensation Committee determines appropriate compensation and this plan does not represent a contractual obligation. The Board reserves discretionary authority to change this framework as is appropriate.

Awards will retracted to the extent there is a material misrepresentation and should not have been granted.